Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No.1 to this Registration Statement on Form S-1 (Registration No. 333-267388) of Heart Test Laboratories, Inc. dba HeartSciences (the “Company”) of our audit report dated July 29, 2022, relating to the financial statements of the Company as of and for each of the years ended April 30, 2022 and 2021, appearing in the Prospectus, which is a part of this Registration Statement.

Our report dated July 29, 2022 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, limited capital resources, and a net stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California

October 6, 2022